                                                                    EXHIBIT 23.6


                                    CONSENT


To the Board of Directors
StanCorp Financial Group, Inc.
Portland, Oregon

     I hereby consent to act as a Director of StanCorp Financial Group, Inc. (the "Company") upon being duly elected to that position. I also consent to the inclusion of my name in the Company's Registration Statement on Form S-1 relating to the initial public offering of shares of its common stock as a nominee or person chosen to become a Director of the Company.



/s/ Frederick W. Buckman
----------------------------
Name: Frederick W. Buckman

September 28, 1998